Exhibit 10.1

November 28, 2023

Treasure Global Inc.

276 5th Avenue, Suite 704 #739

New York, NY 10001

Attention: Chong Chan “Sam” Teo

Email: sam@treasuregroup.co

Dear Sirs:

I am writing on behalf of YA II PN, Ltd (the “Investor”), which is managed by Yorkville Advisors Global, L.P. Reference is made to the Convertible Debenture issued by Treasure Global Inc., a Delaware corporation (the “Company”) to the Investor dated February 28, 2023 (the “Debenture”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Debentures.

The Company has filed a registration statement (Registration No. 333-275411) on November 8, 2023, as amended (the “Registration Statement”) that was declared effective on November 13, 2023. The Company shall commence the sale of securities (the “Offering”), including shares of its common stock, par value $0.0001 (the “Common Stock”) as soon as practicable after the effective date of this Registration Statement. The Offering shall commence upon the execution of the underwriting agreement by the Company and the underwriter in the Offering and as soon as practicable thereafter, the Company shall publicly issue a pricing press release (the “Pricing Release”), which publicly discloses the final pricing information of the Common Stock and other securities being offered in the Offering.

The Company shall pay, as payment in full of all amounts owed under the Debenture, $2,102,909.59, which includes all amounts due and payable as of November 28, 2023, plus per diem interest of $208.22 for each day after November 28, 2023 (the “Payoff Amount”), provided that such payment is made promptly upon the closing of the Offering and no later than December 4, 2023. The Company shall pay the Payoff Amount by wire transfer to the Investor pursuant to the wire instructions provided by the Investor. Any prior notice requirements with respect to the payment of the Payoff Amount are hereby waived by the Investor.

The Investor hereby agrees that from the period beginning on the opening of trading on the Nasdaq Stock Market immediately following the publication of the Pricing Release by the Company and ending on the close of trading on the trading day immediately following the closing of the Offering, provided that such period shall be no longer than four trading days in total, the Investor shall not sell any shares of Common Stock

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In witness whereof, the Investor and the Issuer have caused this letter agreement to be duly executed by an authorized officer as of the date set forth above.

YA II PN, LTD.

By:	Yorkville Advisors Global LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ Michael Rosselli
Name:	Michael Rosselli
Title:	Member

TREASURE GLOBAL INC.

By:	/s/ Chong Chan “Sam” Teo
Name:	Chong Chan “Sam” Teo
Title:	Chief Executive Officer